Beyond Commerce, Inc. Appoints new Chief Executive Officer and Director

Las Vegas, NV (April 3, 2019) – Beyond Commerce, Inc. (OTCQB: BYOC), (the “Company”), a planned global provider of B2B internet marketing analytics, technologies, and related services, is pleased to announce the appointment of Geordan Pursglove to Chief Executive Officer, and to the Board of Directors.

The Board is very confident in Mr. Pursglove abilities to lead Beyond Commerce Inc. into the next stage of our growth process and believe Geordan is more than capable lead BYOC into the future. Mr. Pursglove has been an integral part of BYOC to this point and feel the transition to Chief Executive Officer will be seamless. Mr. Pursglove has been involved in many facets of the corporate environment having been exposed to all aspects of sundry business conditions including  accounting, operations, capital raises and M&A transactions.

Geordan Pursglove, Chief Executive Officer and Director of Beyond Commerce, Inc. stated, “ I would like to thank our esteemed Board of Directors for their insight into the future of Beyond Commerce Inc.  and welcome the challenge in this opportunity. I’m very excited for the what the future holds for BYOC “.

About Beyond Commerce, Inc.

Las Vegas, Nevada-based Beyond Commerce, Inc. is focused on business combinations of “big data” companies in the global B2B internet marketing analytics, technologies and related services space. The Company’s objective is to develop and deploy disruptive strategic software technology that will build on organic growth potential and to exploit cross-selling opportunities. Beyond Commerce plans to offer a cohesive global digital product and services platform to provide clients with a single point of contact for their big data, marketing and related sales initiatives.

The Company also stated that they intend to keep the market updated via the continued use of press release updates as well as through the company’s social media channels.  The following link will take you to

Twitter: @incbyoc
Facebook: fb.me/incbyoc

Beyond Commerce Contact:

Geordan Pursglove, CEO and Director

Tel. (702) 675-8022

george.pursglove@beyondcommerceinc.com

www.beyondcommerceinc.com

Beyond Commerce, Inc.

Tel. (702) 675-80221

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “design,” “estimate,” “except,” “forecast,”  “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negatives or other tense of such terms and other similar expressions intended to identify forward-looking statements and similar expressions. We use forward-looking statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Beyond Commerce, Inc.

Tel. (702) 675-80221